The Lincoln National Life Insurance Company
No-Lapse Enhancement Rider
This Rider is a part of the policy (the “Policy”) to which it is attached.  Except as provided below, this Rider is subject to all the terms and conditions of the Policy.  This Rider becomes effective as of the Policy Date shown in the Policy Specifications.  There is no separate charge for this Rider.
Summary of Rider Benefits
This Rider can ensure that your Policy will continue even if the Surrender Value is insufficient to cover the Monthly Deductions.  This Rider consists of the No-Lapse Value Provision and the Reset Account Value Provision.  The Policy will not Lapse as long as this Rider is In Force and all the requirements of at least one of these provisions are met.
If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision.  If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision.
The No-Lapse Value and the Reset Account Value described in the following provisions are reference values only, meaning that they are calculations used for the purpose of testing whether this Rider is preventing the Lapse of the Policy, and are not used in determining the Accumulation Value or death benefit provided by the Policy.  Likewise, the Rider’s monthly deductions, credited interest, credit(s), charges and expenses described in each provision, if applicable, are used only to determine the No-Lapse Value and the Reset Account Value.  The No-Lapse Value and Reset Account Value are not values available as a cash payment for surrender, partial surrender, or loans.
At the time of application for the Policy and this Rider, you elected a Guaranteed Minimum Death Benefit (GMDB) Option that best suited your insurance needs. The GMDB Option that you elected is shown in the Policy Specifications and cannot be changed. The GMDB Option is used to determine the Guaranteed Minimum Death Benefit (see the “Guaranteed Minimum Death Benefit’ provision below) and the factors used to calculate the No-Lapse Value (See the “No-Lapse Value” provision below).
While this Rider is actively preventing the Policy from entering the grace period and Lapse, the following will occur as applicable:
a.
Monthly Deductions will continue to be accumulated, but will not be deducted.  The Surrender Value will not be less than zero.  Cost of Insurance Rates will not be charged on an amount greater than the death benefit at the beginning of each Policy Month.  Any Death Benefit Proceeds payable will not be reduced by the accumulated unpaid Monthly Deductions.

b.	Loan interest will continue to accrue and will be added to the total amount of Debt.
The Policy will enter the grace period if on a Monthly Anniversary Day the No-Lapse Value, less Debt, and the Reset Account Value, less Debt, are less than or equal to zero and the Policy has met the conditions for entering the grace period as described in the Policy’s “Grace Period” provision.  You will be notified of the pending Lapse as provided under that provision.  At such time that this Rider is no longer preventing the Policy from entering the grace period, any accumulated unpaid Monthly Deductions will need to be repaid in addition to the amount described in the Policy’s “Grace Period “provision in order to keep the Policy In Force.
Upon termination of this Rider under the conditions described in items c., d. and e. of the “Termination” provision, any accumulated unpaid Monthly Deductions will need to be repaid in addition to the amount described in the Policy’s “Grace Period “provision in order to keep the Policy In Force.
The duration of the Lapse Protection provided by this Rider may be impacted by certain items.  Please note that this Rider contains a “premium relief feature” (see the “Treatment of the Effective Date of Premiums” provisions of the No-Lapse Value Provision and the Reset Account Value Provision) which minimizes the impact of premium payments, that are received within a month before or after their due date, to the duration of this Rider’s Lapse Protection.  Otherwise, the duration of this Rider’s Lapse Protection may vary in accordance with changes to the following items:
a.	The GMDB Option you elected at the time of application for the Policy.
b.	Changes in premium timing, frequency or amount, including:
i.	premium payments paid later than the month following the Planned Premium due date or more than a month earlier than the Planned Premium due date;
ii.	premium payments paid more or less frequently than the Payment Mode; and
iii.	premium payments in lesser or greater amounts than the Planned Premium.
iv.

c.	You initiate policy changes such as loans, partial surrenders, increases or decreases in Specified Amount, the addition or removal of Riders, or exercising Rider benefits.
To help ensure that any changes will accomplish your insurance objective, we encourage you to submit a Request for an In Force projection that shows the impact of any such changes to future death benefits, Policy Values, and the duration of this Rider’s Lapse Protection.
Table of Contents
Provision Page
No-Lapse Value Provision 3
Lapse Protection 3
No-Lapse Value Death Benefit Proceeds 3
Guaranteed Minimum Death Benefit 3
No-Lapse Value 3
Treatment of the Effective Date of Premiums 3
Treatment of Premium Received in Policy Month Prior to a Decrease in the No-Lapse Premium Load 3
No-Lapse Value Monthly Deduction 3
No-Lapse Value Credited Interest 3
No-Lapse Value Cost of Insurance 4
Funding Level 4
No-Lapse Death Benefit Value 4
Reset Account Value Provision 4
Lapse Protection 4
Reset Account Value Death Benefit Proceeds 4
Reset Death Benefit 4
Reset Account Value 4
Treatment of the Effective Date of Premiums 5
Treatment of Premium Received in Policy Month Prior to a Decrease in the Reset Account Value Premium Load 5
Policy Anniversary Reset 5
Reset Account Value Monthly Deduction 5
Reset Account Value Credited Interest 5
Reset Account Value Cost of Insurance 5
Reset Account Death Benefit Value 5
Allocation Requirements Provisions 5
Automatic Rebalancing 5
Sub-Account for Limited Use 5
General Provisions 6
Reinstatement 6
Termination 6

No-Lapse Value Provision
Lapse Protection   The Policy will not Lapse as long as the No-Lapse Value described below, less Debt, is greater than zero.  The No-Lapse Value on the Policy Date will be the initial premium received, either increased by the No-Lapse Value Premium Credit, if any, or decreased by the No-Lapse Value Premium Load, as shown in the Policy Specifications, less the No-Lapse Value Monthly Deduction for the first Policy Month.
No-Lapse Value Death Benefit Proceeds   If the No-Lapse Value, less Debt, is greater than zero and the Policy would otherwise have met the conditions for entering the grace period as described in the Policy’s “Grace Period” provision, the No-Lapse Value Death Benefit Proceeds will be equal to the Guaranteed Minimum Death Benefit described below, plus any Riders or benefits that are payable, less any Debt and partial surrenders (i.e. withdrawals) processed after the date of the Second Death.
Guaranteed Minimum Death Benefit   The Guaranteed Minimum Death Benefit (“GMDB”) is determined by the GMDB Option that you elected and is shown in the Policy Specifications.  If the current Specified Amount is decreased below the GMDB, the GMDB will automatically be decreased to an amount equal to the reduced Specified Amount.  The GMDB decrease will become effective on the same date as the decrease in current Specified Amount. You cannot request an increase in the GMDB.
No-Lapse Value   The No-Lapse Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the Policy.  On each Monthly Anniversary Day, the No-Lapse Value equals:
(1)	the No-Lapse Value on the preceding Monthly Anniversary Day;
(2)
adding all premiums received since the preceding Monthly Anniversary Day and either add the amount of the No-Lapse Value Premium Credit, if any, or subtract the amount of the No-Lapse Value Premium Load corresponding to the applicable Policy Years as shown in the Policy Specifications;

(3)	subtracting the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;
(4)	adding accumulated interest as described in the “No-Lapse Value Credited Interest” provision below;
(5)	subtracting the No-Lapse Value Monthly Deduction described below for the Policy Month following the Monthly Anniversary Day; and
(6)	subtracting the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.
On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the total of (1), (2), (3), and (4).
The No-Lapse Value may become less than zero.
Treatment of the Effective Date of Premiums   All premiums received between two Monthly Anniversary Days will be credited as if they had been received as of the prior Monthly Anniversary Day in relation to the actual premium receipt date.  This means that the premium will be treated as having been received before the calculation of the No-Lapse Value Monthly Deduction and interest crediting.  This treatment of effective date of premiums only applies for the purposes of calculating the No-Lapse Value.
Treatment of Premium Received in Policy Month Prior to a Decrease in the No-Lapse Premium Load   All premiums received in the Policy Month prior to a decrease in the No-Lapse Value Premium Load will receive the lower No-Lapse Value Premium Load, as shown in the Policy Specifications.
No-Lapse Value Monthly Deduction   The No-Lapse Value Monthly Deduction for a Policy Month equals:
a.	the No-Lapse Value Cost of Insurance as described in the “No-Lapse Value Cost of Insurance” provision below, plus the cost of any additional benefits provided by other Rider(s) for the Policy Month;
b.	adding the No-Lapse Value Monthly Policy Fee shown in the Policy Specifications;
c.	adding the No-Lapse Value Monthly Administrative Fee as shown in the Policy Specifications.
For purposes of the above calculation, if the Rider providing additional benefits is the Supplemental Survivorship Term Insurance Rider (EPR), its cost will be determined using the applicable No-Lapse Factor as described in the Policy Specifications and may be modified by the Table of Funding Level Threshold Percentages, as applicable, as described in the Policy Specifications.
No-Lapse Value Credited Interest   We will credit interest to the No-Lapse Value daily.  The interest rate applied to loaned and unloaned No-Lapse Value is shown in the Policy Specifications.

No-Lapse Value Cost of Insurance   This Rider’s monthly No-Lapse Value Cost of Insurance will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:
(1)	is the No-Lapse Death Benefit Value described below at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications;
(2)	is the larger of:
i.
the No-Lapse Value at the beginning of the Policy Month after the deduction of the No-Lapse Value Monthly Policy Fee, and after the deduction of the No-Lapse Value Monthly Administrative Fee, but prior to the deduction for the monthly No-Lapse Value Cost of Insurance; or

ii.	zero if the No-Lapse Value is less than zero.
(3)
is the applicable No-Lapse Factor described in the Policy Specifications. The No-Lapse Factor may be modified by the Table of Funding Level Threshold Percentages and resulting reduction factor, if applicable, as described in the Policy Specifications.

Funding Level   Funding Level is measured by dividing the No-Lapse Value on the Monthly Anniversary Day by the current Guaranteed Minimum Death Benefit. The Funding Level is used with the Table of Funding Level Threshold Percentages to determine if the No-Lapse Factor will be modified by a reduction factor, as described in the Policy Specifications.  The No-Lapse Factor is used to calculate the No-Lapse Value Cost of Insurance.
No-Lapse Death Benefit Value   The No-Lapse Death Benefit Value is equal to the Guaranteed Minimum Death Benefit plus the amount of any increases in the Specified Amount.  The No-Lapse Death Benefit Value is used only to determine the monthly No-Lapse Value Cost of Insurance; it is not used to determine the death benefit provided by the Policy or this Rider.
Reset Account Value Provision
Lapse Protection   The Policy will not Lapse as long as the Reset Account Value described below, less Debt, is greater than zero.  The Reset Account Value on the Policy Date will be the initial premium received, less the Reset Account Value Premium Load, less the Reset Account Value Monthly Deduction for the first Policy Month.
Reset Account Value Death Benefit Proceeds   If the Reset Account Value, less Debt, is greater than zero and the Policy would otherwise have met the conditions for entering the grace period as described in the Policy’s “Grace Period” provision, the Reset Account Value Death Benefit Proceeds will be equal to the Reset Death Benefit described below, plus any Riders or benefits that are payable, less any Debt and partial surrenders (i.e. withdrawals) processed after the date of the Second Death.
Reset Death Benefit   The Reset Death Benefit on the Policy Date equals the Initial Specified Amount shown in the Policy Specifications.  If the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will automatically be decreased to an amount equal to the new reduced Specified Amount. The Reset Death Benefit decrease will become effective on the same date as the decrease in current Specified Amount.  You cannot request an increase in the Reset Death Benefit.
Reset Account Value   The Reset Account Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the Policy.  On each Monthly Anniversary Day, the Reset Account Value equals:
(1)	the Reset Account Value on the preceding Monthly Anniversary Day;
(2)	adding all premiums received since the preceding Monthly Anniversary Day, subtracting the amount of the Reset Account Value Premium Load shown in the Policy Specifications;
(3)	subtracting the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;
(4)	adding accumulated interest as described in the “Reset Account Value Interest Credited” provision below;
(5)	subtracting the Reset Account Value Monthly Deduction described below for the Policy Month following the Monthly Anniversary Day; and
(6)	subtracting the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.
On any day other than a Monthly Anniversary Day, the Reset Account Value will be the total of (1), (2), (3), and (4).

The Reset Account Value on the Policy Date will be the initial premium received, less the amount of the Reset Account Value Premium Load, less the Reset Account Value Monthly Deduction for the first Policy Month.
The Reset Account Value may become less than zero.
Treatment of the Effective Date of Premiums   All premiums received between two Monthly Anniversary Days will be credited as if they had been received as of the prior Monthly Anniversary Day in relation to the actual premium receipt date.  This means that the premium will be treated as having been received before the calculation of the Reset Account Value Monthly Deduction and interest crediting.  This treatment of effective date of premiums only applies for the purposes of calculating the Reset Account Value.
Treatment of Premium Received in Policy Month Prior to a Decrease in the Reset Account Value Premium Load
All premiums received in the Policy Month prior to a decrease in the Reset Account Value Premium Load will receive the lower Reset Account Value Premium Load, as shown in the Policy Specifications.
Policy Anniversary Reset   On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.
Reset Account Value Monthly Deduction   The Reset Account Value Monthly Deduction for a Policy Month equals:
a.
the Reset Account Value Cost of Insurance as described in the “Reset Account Value Cost of Insurance” provision below, plus the cost of any additional benefits provided by other Rider(s) for the Policy Month;

b.	adding the Reset Account Value Monthly Administrative Fee shown in the Policy Specifications.
For purposes of the above calculation, if the Rider providing additional benefits is the Supplemental Survivorship Term Insurance Rider (EPR), its cost will be determined using the applicable Reset Account Factor as described in the Policy Specifications.
Reset Account Value Credited Interest   We will credit interest to the Reset Account Value daily.  The interest rate applied to loaned and unloaned Reset Account Value is shown in the Policy Specifications.
Reset Account Value Cost of Insurance   This Rider’s monthly Reset Account Value Cost of Insurance will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:
(1)	is the Reset Account Death Benefit Value at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications;
(2)
is the Reset Account Value at the beginning of the Policy Month after the deduction of the Reset Account Value Monthly Administrative Fee but prior to the deduction for the monthly Reset Account Value Cost of Insurance, or zero if the Reset Account Value is less than zero, and

(3)	is the Reset Factor as described in the Policy Specifications.
Reset Account Death Benefit Value   The Reset Account Death Benefit Value is equal to the Reset Death Benefit plus the amount of any increases in Specified Amount. The Reset Account Death Benefit Value is used only to determine the monthly Reset Account Value Cost of Insurance; it is not used to determine the death benefit provided by the Policy or this Rider.
Allocation Requirements Provisions
In order to keep this Rider in effect, we reserve the right to establish:
a.	a maximum percentage of the Accumulation Value to be permitted in certain Sub-Account(s) and/or the Fixed Account; and/or
b.	a minimum percentage of the Accumulation Value to be required in certain Sub-Account(s).
Should we choose to enforce these restrictions, we will provide advance Notice to you.  Such Notice will identify the restriction percentages to be applied and the Sub-Account(s) and/or Fixed Account impacted. We will evaluate the imposition of these restrictions on an annual basis.

Automatic Rebalancing  While this Rider is In Force, the Automatic Rebalancing program as described in the Policy’s “Automatic Rebalancing” provision must be maintained.
If we suspend the Automatic Rebalancing program, this requirement will not apply to this Rider.
Sub-Account for Limited Use   While this Rider is In Force, the Sub-Account for Limited Use as shown in the Policy Specifications for this Rider, may only be used for the following:
a.
during the Right to Examine Period, if the jurisdiction where your Policy was issued requires the return of premium, any Net Premium Payment will be placed in the Sub-Account as described in the Policy’s “Right to Examine this Policy” provision; and/or

b.
as an account from which specified dollar amounts will automatically be transferred pursuant to the Dollar Cost Averaging program described in the Policy’s “Dollar Cost Averaging” provision.  Any balance remaining in this Sub-Account upon termination of Dollar Cost Averaging will need to be transferred to other Sub-Account(s) and/or the Fixed Account as specified by you.

General Provisions
Reinstatement   If the Policy terminates and is reinstated, this Rider will likewise be reinstated unless this Rider terminated before the Policy terminated.
Termination   This Rider and all rights provided under it will terminate automatically on the first of the following to occur:
a.	the younger Insured reaches or would have reached Attained Age 121;
b.	surrender or other termination of the Policy;
c.	the date we receive your Request to terminate Automatic Rebalancing;
d.	use of the money market Sub-Account other than as described in the “Sub-Account for Limited Use” provision; or
e.
the Sub-Account(s) and/or Fixed Account limit as described in the “Allocation Requirements” provision is imposed and you do not take corrective action within 61 days after the date of mailing of the Notice of such requirement.

If this Rider terminates due to item a. above, coverage will continue as provided under the Policy’s “Continuation of Coverage” provision, and this Rider’s “No-Lapse Value Death Benefit Proceeds” and “Reset Account Value Death Benefit Proceeds” provisions will continue to apply.

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[President]